Exhibit 99.1

CALIBER LAUNCHES NEW QUALIFIED OPPORTUNITY
ZONE FUND MERGER PROGRAM

Raises $14 million in new opportunity zone capital with the closing of its first merger

SCOTTSDALE, Ariz., Oct. 1, 2024 – Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced the launch of its innovative new Qualified Opportunity Zone Fund Roll-Up (“QOF Roll-Up”) program that offers a potential solution for investors who have not been able to realize the full benefits of these complex investment vehicles. The QOF Roll-Up has also completed its first merger with a third party fund resulting in a $14 million increase in managed capital in Caliber’s existing QOF, the Caliber Tax Advantaged Opportunity Zone Fund, LP (CTAF I). The total managed capital in Caliber’s two QOFs now exceeds $225 million.

QOFs offer investors the ability to reduce and eliminate short and long-term capital gains tax liabilities by investing in a professionally managed real estate fund that completes new developments that are impactful to the communities within each zone. According to the Economic Innovation Group, thousands of QOFs have been created since the program was enacted in 2017. Many participating investors were advised to create “family funds”, which are smaller funds held by the investor and their family members. Some of these investors have found it challenging to deploy those funds into qualified projects that comply with the program’s rigorous guidelines.

“Caliber’s new QOF Roll-Up program is an excellent option for existing QOFs, including single-asset or single-family funds,” said Chris Loeffler, CEO of Caliber. “Many of these funds have investment capital to deploy but lack access to quality investment targets. Additionally, some funds have made investments and are facing challenges to finish their projects. As one of the first firms in the United States to create and successfully fund a QOF, Caliber is uniquely positioned to rapidly deploy new QOF capital into potentially attractive projects, particularly the acquisition and development of distressed real estate properties, and assume all reporting requirements. Caliber’s platform includes in-house development and construction management, allowing our team to efficiently assess projects mid-stream and continue or improve the existing plans. This new structure is designed to more efficiently generate the returns investors are seeking.”

Currently, Caliber manages two QOFs, CTAF I and Caliber Tax Advantaged Opportunity Zone Fund II, LLC (CTAF II), both of which are equity funds targeting investments in a diversified portfolio of real estate properties and real estate-related equity investments in select opportunity zones located in high-growth markets across the Southwest U.S. With the inclusion of this new $14 million QOF, Caliber has raised a total of $225 million in managed capital into its two funds, investing in nearly 25 assets.

Jade Leung, Caliber’s CFO, stated, “This and future contributions through the QOF Roll-Up program offer an attractive new path to grow Caliber’s managed capital, in addition to traditional fundraising, with potentially larger investments per transaction. The merger immediately increases Caliber’s recurring annual asset management fees. As the capital is deployed into projects, it will also increase the firm’s assets under management (AUM) and potential to generate performance fees through a carried interest in projects.”
Caliber has already targeted a portion of this new capital for its newly acquired Canyon development project in Central Phoenix. Caliber plans to convert this Class A office building into a multifamily complex, ideally situated near the $850-million-dollar Metrocenter Mall redevelopment and the planned light rail extension. It is also approximately 15 miles from the new Taiwan Semiconductor Manufacturing Company (TSMC) campus in North Phoenix. Construction is expected to begin in mid-2025.

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About Caliber (CaliberCos Inc.)
With more than $2.9 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.Rotondo@caliberco.com

Media Relations:
Stephanie Forshee
Financial Profiles
+1 310-622-8230
SForshee@finprofiles.com